Exhibit 11

                            GENERAL HOUSEWARES CORP.

                   Computation of Primary Earnings Per Share
                (Dollars in thousands except per share amounts)

                                                            For the three months
                                                               ended March 31,
                                                         1995             1994

Net income                                               $      212        $      93

Shares:

  Weighted average number of shares of
   common stock outstanding                               3,735,362        3,291,068

  Shares assumed issued (less shares
   assumed purchased for treasury) on
   stock option agreements                                   36,599           49,348

  Rounding                                                       39             (416)

                                                          3,772,000        3,340,000

Earnings per Common Share:

  Net Income                                                  $0.06             $0.03
